Exhibit 5.1

SHAW PITTMAN LLP

2300 N Street, N.W.

Washington, D.C. 20037

September 29, 2004

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-3 (the “Registration Statement”) and the prospectus included therein (the “Prospectus”) relating to the resale of that number of the Company’s common shares of beneficial interest, par value $.01 per share (the “Shares”), having a value of $1,862,599, as provided in the Merger Agreement (as defined below), by the selling shareholders identified in the Registration Statement.

For the purposes of this opinion, we have examined copies of the following documents:

1.	the Prospectus;

2.	the Registration Statement;

3.	the Declaration of Trust of the Company (the “Articles”), as amended, restated or supplemented, if applicable, as certified by the Maryland State Department of Assessments and Taxation on September 23, 2004, and certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being complete, accurate and in effect as of the date hereof;

Federal Realty Investment Trust

September 29, 2004

4.	the Amended and Restated Bylaws of the Company, as amended, restated or supplemented, if applicable (the “Bylaws”), in the form certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being complete, accurate and in effect as of the date hereof;

5.	an executed copy of the Agreement and Plan of Merger (the “Merger Agreement”), made as of September 30, 2004, by and among Delaware GPO 10, Inc., a Delaware corporation (“GPO 10 Inc.”), the Selling Shareholders, the Company and Street Retail, Inc., a Maryland corporation (“SRI”);

6.	an executed copy of the letter agreement, made as of September 30, 2004, executed by the Company, GPO 10 Inc. and the Selling Shareholders, and acknowledged and accepted by SRI (together with the Merger Agreement, the “Merger Documents”);

7.	the Agreement of Limited Partnership of Street Retail West 10, L.P., a Delaware limited partnership, dated as of March 21, 2000, entered into by Street Retail West GP, Inc., a Delaware corporation, the persons set forth on Exhibit A thereto and the Company;

8.	the Registration Rights Agreement, executed as of March 21, 2000, by the Company and the person set forth on Appendix A thereto;

9.	resolutions of the Board of Trustees of the Company (the “Resolutions”);

10.	a certificate of the Secretary of the Company dated as of the date hereof; and

11.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the authority of all entities other than the Company, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

In connection with the opinions expressed below, we have assumed that, at and prior to the time of the issuance and delivery of the Shares pursuant to the Merger Documents,

Federal Realty Investment Trust

September 29, 2004

(i) the Resolutions shall not have been amended, modified or rescinded and (ii) no change in law materially adversely affecting the power of the Company to issue and deliver the Shares pursuant to the Merger Documents or the validity of the Shares shall have occurred. We also have assumed that the sale, issuance and delivery of the Shares pursuant to the Merger Documents will not at the time of such sale, issuance and delivery violate or conflict with (1) the Articles, as then amended, restated and supplemented, and the Bylaws, as then amended, restated and supplemented, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (3) any law or regulation or any decree, judgment or order then applicable to the Company. We further have assumed that the number of Shares to be issued and delivered pursuant to the Merger Documents will not at the time of such issuance and delivery exceed the amount of such class of capital stock authorized in the Articles, as then amended, restated or supplemented, and remaining unissued (and not otherwise reserved for issuance) at such time, and that prior to the time of the issuance and delivery of the Shares pursuant to the Merger Documents the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued, nor any proceedings with respect thereto commenced or threatened.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following adoption by the Board of Trustees of the Company or an authorized committee thereof of a resolution in form and content as required by applicable law, when issued and delivered in the manner contemplated by, and in accordance with, the Merger Documents and such resolution, the Shares will be validly issued by the Company, fully paid and nonassessable.

This opinion is limited to the laws of the United States and, except as provided below, the laws of the State of Maryland. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Maryland. This opinion has been prepared for your use in connection with the filing of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ SHAW PITTMAN LLP

SHAW PITTMAN LLP